EXHIBIT 10.62
Amendment
to the
Restricted Stock Award Agreement
(Subject to Time-Based Restriction)

This AMENDMENT (the “Amendment”), effective as of August 19, 2016, is by and between Black Knight Financial Services, Inc., a Delaware corporation (the “Company”), and [ ] (the “Grantee”).

        WHEREAS, the Grantee was previously granted an award (the “Award”) of restricted shares of the Company’s Class A common stock on May 26, 2015, in exchange for the Grantee’s profits interest award of Class B Units in Black Knight Financial Services, LLC granted to Grantee on [ ], 201[ ]; and

        WHEREAS, the Company and the Executive wish to amend the Restricted Stock Award Agreement, pursuant to which the Award was granted (the “Award Agreement”);

        NOW, THEREFORE, intending to be bound, the parties hereby agree as follows.

1. Section 2(a)(i) of the Award Agreement is amended to read as follows:
“If the Grantee’s (A) employment or service as a Director or Consultant is terminated by the Company or a Subsidiary without Cause or (B) employment agreement with the Company or a Subsidiary provides for severance benefits upon a termination for “Good Reason” and the Grantee terminates employment for Good Reason in accordance with the employment agreement, then any Shares of Restricted Stock that would have vested within the 12 months immediately following the date of the Grantee’s termination (had the Grantee’s employment or services not terminated) shall vest as of the date of termination. Except as otherwise provided in the previous sentence, if the Grantee’s employment or service as a Director or Consultant is terminated by the Company or Grantee for any reason, including as a result of the Grantee’s death or Disability, the Grantee shall, for no consideration, forfeit to the Company the Shares of Restricted Stock to the extent such Shares are subject to a Period of Restriction at the time of such termination.”
2.    A new Section (iv) shall be added after Section 2(a)(iii) to read as follows:
“(iv)    The term “Disability” shall have the meaning ascribed to such term in the Grantee’s employment, director services or similar agreement with the Company or a Subsidiary. If the Grantee’s employment, director services or similar agreement does not define the term “Disability,” or if the Grantee has not entered into an employment, director services or similar agreement with the Company or a Subsidiary, the term “Disability” shall mean a total or permanent disability of Grantee that would entitle the Grantee to long-term disability benefits under the Company’s or a Subsidiary’s long-term disability plan in which Grantee is eligible to participate.”

IN WITNESS WHEREOF, the Company and the Grantee have caused this Amendment to be duly executed, effective as of the date first set forth above.

BLACK KNIGHT FINANCIAL SERVICES, INC.

By: ______________________________
Thomas J. Sanzone
President and Chief Executive Officer

GRANTEE

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